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                                                                    Exhibit 23.5

                   Consent of Deutsche Bank Securities Inc.

To:  The Board of Directors of Motorola, Inc.
     The Board of Directors of C-Port Corporation


     We hereby consent to (i) the inclusion of our opinion dated February 17, 2000 to the Board of Directors of C-Port Corporation as Appendix B to the proxy statement/prospectus of C-Port Corporation and Motorola, Inc. forming a part of this Registration Statement on Form S-4, and (ii) the references made to our firm and such opinion in such proxy statement/prospectus under the headings "Summary--Opinion of Financial Advisor to C-Port," "The Merger--Background" and "The Merger--Opinion of Financial Advisor to C-Port." In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act or the rules and regulations promulgated thereunder.


                                         /s/ Deutsche Bank Securities Inc.
Boston, Massachusetts                    Deutsche Bank Securities Inc.
March 23, 2000